Exhibit 5.34

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-10 of Agnico Eagle Mines Limited for the registration of its debt securities, common shares and warrants to purchase debt securities or common shares of our report dated March 22, 2024 with respect to the consolidated financial statements of Agnico Eagle Mines Limited as of and for the years ended December 31, 2023 and December 31, 2022, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2023 included in its Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 25, 2024.

Toronto, Canada	/S/ ERNST & YOUNG LLP
June 10, 2024	Chartered Professional Accountants Licensed Public Accountants

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